Exhibit 10.14

2014 Incentive Compensation Plan

Effective January 1, 2014

Personal and Confidential

Employee	Frederick Weismann	2014 Salary	$146,057
Title	SVP/Sr. Commerical Loan Officer	2014 Target	20%	$29,211

Thresholds                               Maintain CAMELS rating at one of the two highest ratings

Maintain a Commerical Asset Quality rating of “Satisfactory” or better

Maintain Commerical Loan Quality Control rating at “Satisfactory” or better based on internal audit results

Qualifiers                                     Credit Administration Exceptions maintained at no greater than 30% of the commercial loan portfolio All new and existing commerical loan relationships maintain an average Risk Rating of no less than 4.5 Loan department must close a minimum in total new loan commitments not inclusive of loan modifications.

Team Goal:  Net loan growth for the commercial loan portfolio of target $ amount

Goal #1:                                            Bank Profitability:  Achieve Return on Assets

Annual Payout Target	20	%=	$5,842

Goals
95% of Budget	$1,947
At Budget	$3,895
106% of Budget	$5,842
Stretch Goal
Every .03% over 106% of Budget	$1,947

Goal #2:                                            Increase Net Commercial Loans Outstanding (Team Goal)

Annual Payout Target	50	%=	$14,606

NOTES

*                 80% of this bonus target will be paid out in the year following attainment, with 20% equally deferred over the following two years, subject to the following:

a) no more than 10% of prior new relationships experience subsequent risk rating downgrades within the two (2) year period since loan closing; and

b) No more than two (2) new relationships since loan closing experience a multiple (2 or more) level risk rating downgrade within the two (2) year period since loan closing.

*                 Employee is eligible for payouts up to an additional 10% of base salary based on overachievement against this goal.

Goal #3:                                            Profitability and Deposit Relationships (Team Goal)

Annual Payout Target	30	%=	$8,763

Payout will be based on the attainment of each of the following, not to exceed 100% of the Target:

Target $ amount of checking and savings deposit growth (based on 2013 average balance, not including Baseline will be adjusted in the event of reassignment of business relationships during the year Level of attainment will be based on the higher of the YTD Average or Actual Balance on 12/31/14	$2,921

Pricing to meet or exceed target % over Bank’s average cost of funds	$2,921

Fee income meets or exceeds target % of total new loan commitments	$2,921

NOTES:

All dollar figures are based on estimates of annualized salary.  Incentive payments will be based on the employee’s actual base compensation for the calendar year, which includes straight time pay, vacation, holiday, personal, sick and jury duty pay.   Overtime and other payments including previous year’s bonus payout will be excluded from the calculation.

To be eligible for the Incentive Compensation, the employee must be actively employed and not be on an active Performance Improvement Plan or a written warning at the time of the incentive payment. In the event the employee is terminated or leaves the Bank (other than retirement) prior to the scheduled bonus payout, all earned bonus including bonus money earned in prior years is forfeited.

In the event the incentive bonus plan is cancelled or eliminated for any reason, any deferred compensation component of the plan attributed to prior years shall be considered earned and shall be payable.

The Bank shall have the right to rescind and recoup or “clawback” incentive payments paid under this plan if the Compensation Committee concludes that such awards were paid out based on information that is later found to be materially incorrect, including payments that were determined, in whole or in part, on financial statement information that is subsequently restated.